Exhibit 99.1

Net 1 UEPS Technologies, Inc. Reports First Quarter 2019 Results

JOHANNESBURG, November 8, 2018 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today released results for the first fiscal quarter ended September 30, 2018.

Q1 2019 Highlights:

•	Revenue of $126 million and Fundamental EPS of $0.01 (including a loss of $0.28 per share related to CPS);
•	Adjusted EBITDA of $13 million and free cash flow of $13 million, despite CPS losses;
•	Korea EBITDA margin improved sequentially to 22%, from 20% in Q4 2018;
•	Net cash increased to $50 million, from $40 million in Q4 2018;
•	Active EPE accounts declined to 1.7 million in October, primarily due to forced migration in August and September;
•	DNI contributed revenue and operating income of $17.9 million and $7.6 million, ahead of budget; and
•	Equity investments performed in-line with our expectations.

“Our first quarter signaled the end of an era and the advent of an exciting new chapter for Net1 as our SASSA contract finally came to an end after 78 months,” said Herman Kotzé, CEO of Net1. “The last six and a half years allowed us to prove the applicability and robustness of our technology and we are proud of our uninterrupted service record, albeit at the expense of the many complex legal and reputational issues that arose during the contract period. Despite the many challenges we faced during the last three months, the transformation of our business is well underway as we are now free to focus on the reconfiguration of our unparalleled last-mile distribution network to provide the most affordable transactional and financial services to our target market. We are only five weeks into the execution of our new strategy to provide acquiring services to any bank card holder through our unique biometrically-enabled ATM and POS networks (in addition to our card issuing and financial services offerings), and we have already processed more than 2.6 million transactions during this period. Our acquiring strategy is complementary to our EPE issuing strategy in terms of serving our market in South Africa and between EPE customers (account holders) and non-EPE customers (acquiring customers), we expect to have five million monthly transacting customers within one year.”

“Regarding our first quarter financial results, we experienced very difficult trading conditions as we had to deploy our full infrastructure to ensure seamless service delivery to an undetermined and declining customer base, as SASSA commenced with their phase-out activities. As a result, we incurred significant operating losses in anticipation of the proposed fee adjustment being sanctioned by the Constitutional Court, which has not yet been executed. In addition, SASSA performed a forced migration of approximately 900,000 EPE customers to SAPO during the last three months of the contract in order to meet their targets for SAPO, which we consider to be illegal and unfortunately requires further legal action. We are disappointed that the last three months of our contract had to end in this manner, but as we have said previously, we expect FY2019 to be both a transitional and transformational year. We are committed to recover from the exogenous shock to our account base during Q1 and to reposition the company to be a commercially focused service provider that will drive new customer acquisition, new products and in turn higher growth and profitability over time. Internationally, the restructuring of IPG was completed during Q1 2019, and as soon as we have received certification from Visa and Mastercard on our new issuing and acquiring platforms, we will be set on a new growth trajectory,” concluded Kotzé.

Fiscal 2019 guidance update:

“For fiscal year 2019, we have now factored in the lower than previously expected EPE base as of September, as well as the resulting impact on our financial inclusion businesses, together with lower volumes and higher restructuring costs at IPG during Q1 2019. We therefore expect FEPS of at least $0.65 for fiscal 2019, down from prior guidance of $1.05. Of this reduction, $0.30 relates in equal parts to lower EPE fees due to fewer accounts and a related reduction in associated financial services, while the balance of the change is due to funding costs for our ATMs and losses incurred by IPG,” said Alex Smith, CFO of Net1.

This guidance is also based on the following expectations:

•	Average EPE accounts of 1.8 million (down from prior guidance of 2.5 million);
•	average acquiring customers of 1.75 million for the remaining nine months – ARPUs on acquiring customers are approximately half of those of EPE customers;
•	DNI revenue and earnings growth of 10%;
•	South Korea full year results consistent with fiscal 2018;
•

Break-even result for CPS for fiscal 2019, which assumes the successful resolution of the company’s claim for additional revenue at the treasury recommended rate for the work performed during the last six-month of its SASSA contract; and

•	A constant currency base of ZAR 12.70/$1, 56.8 million shares and a tax rate of 35%.

Summary Financial Metrics

	Three months ended September 30,
			% change		% change
	2018	2017	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	125,884	152,558	(17%	)	(7%	)
GAAP operating income	896	25,006	(96%	)	(96%	)
Adjusted EBITDA (1)	13,240	35,301	(62%	)	(58%	)
GAAP net (loss) income	(5,199)	19,483	(127%	)	(130%	)
Fundamental net income (1)	774	24,446	(97%	)	(96%	)
GAAP (loss) earnings per share ($)	(0.09)	0.34	(127%	)	(130%	)
Fundamental earnings per share ($) (1)	0.01	0.43	(98%	)	(96%	)
Fully-diluted shares outstanding (‘000’s)	56,773	57,243	(1%	)
Average period USD/ ZAR exchange rate	14.86	13.17	13%

(1) Adjusted EBITDA, fundamental net income and earnings per share are non-GAAP measures and are described below under “Use of Non-GAAP Measures—EBITDA and Adjusted EBITDA, and —Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP operating income to EBITDA and Adjusted EBITDA, and GAAP net (loss) income to fundamental net income and earnings per share.

Factors impacting comparability of our Q1 2019 and Q1 2018 results

•	Consolidation of DNI results in higher revenue and operating income: DNI contributed ZAR 266.5 million and ZAR 112.8 million to Q1 2019 revenue and operating income respectively;
•

Improved contribution from South Korea: Our South Korean operations experienced modest revenue pressures due to regulatory changes and macroeconomic factors, however, its operating income improved compared to Q1, 2018 and sequentially from Q4, 2018;

•

Successful launch of rural ATM acquiring initiative: Late in the first quarter of fiscal 2019, we commenced its rural ATM acquiring offering, which is currently servicing in excess of one million customers;

•

Reduced contributions from EasyPay Everywhere and financial inclusion initiatives: We have seen a decline in EPE account numbers as a result of the SASSA’s initiatives to convert grant recipients to the new SAPO accounts, often unilaterally and without the recipient’s consent. This has reduced the operating income from our EPE accounts and has also had an adverse impact on the profitability of our various financial inclusion initiatives, including Manje Mobile, lending and insurance;

•

Decline of CPS revenue and operating income due to the expiration of our SASSA contract: CPS revenue declined 87% and it incurred significant operating losses due to 91% fewer grant recipients paid by CPS and the contract price not yet being adjusted. In order to fulfill our constitutional obligation, it maintained its full payment infrastructure and associated cost base despite National Treasury’s proposed price increase not being ratified by the Constitutional Court during the quarter, resulting in a $15.7 million operating loss.

•

High income tax expense due to deferred tax valuation allowance on CPS losses: Our income tax expenses includes a valuation allowance recorded against the net operating loss deferred tax asset generated by CPS as a result of the losses it incurred during Q1 2019;

•	Unfavorable impact from the strengthening of the U.S. dollar against the South African Rand: The U.S. dollar appreciated 13% against the ZAR during Q1 2019 compared with Q1 2018;
•	Higher depreciation and amortization charges resulting from DNI acquisition: Our depreciation and amortization charge increased in Q1, 2019, as a result of the acquisition of DNI;
•	Reduced income from equity-accounted investments: Earnings from equity accounted investments has reduced due to the consolidation of DNI from 30 June 2018; and
•

Lower net interest income resulting from strategic investments: Net interest expense was $3.8 million lower due to cash utilized for strategic investments. In particular, Interest expense increased due to the South African lending facilities we obtained.

Results of Operations by Segment and Liquidity

South African transaction processing

Segment revenue was $37.7 million in Q1 2019, down 43% compared with Q1 2018 in USD, and 36% lower on a constant currency basis. The decrease in segment revenue and operating income was primarily due to the substantial decrease in the number of SASSA grant recipients paid under our SASSA contract at the old contracted rate. Our revenue and operating income was also adversely impacted by the significant reduction in the number of SASSA grant recipients with SASSA-branded Grindrod cards linked to Grindrod bank accounts. These decreases in revenue and operating income were partially offset by higher EPE transaction revenue as a result of increased usage of our ATMs. Our operating (loss) income margin for Q1 2019 and 2018 was (9.3%) and 18.6%, respectively.

International transaction processing

Segment revenue was $39.4 million in Q1 2019, down 14% compared with Q1 2018 in USD. Segment revenue was lower during Q1 2019, primarily due to a contraction in IPG transactions processed, specifically meaningfully lower China processing activity due to ongoing global trade negotiations, no Mastertrading working capital finance activities and marginally lower KSNET revenue. Operating income during Q1 2019 was lower due to the decrease in IPG revenues and ongoing losses at Masterpayment, but partially offset by an increased contribution from KSNET. Operating income margin for Q1 2019 and 2018 was 7.0% and 11.6%, respectively.

Financial inclusion and applied technologies

Segment revenue was $53.2 million in Q1 2019, down 2% compared with Q1 2018 in USD and up 11% on a constant currency basis. In ZAR, segment revenue increased primarily due to the inclusion of DNI and increased volumes in our insurance businesses, partially offset by fewer prepaid airtime and value-added services sales, lending revenues, and a decrease in inter-segment revenues. Operating income was moderately higher than Q1, 2018, primarily due to the inclusion of DNI. DNI generated revenue of approximately ZAR 266.5 million and operating income of approximately ZAR 112.8 million during Q1 2019. Operating income margin for the Financial inclusion and applied technologies segment was 21.2% and 25.6% during Q1 2019 and 2018, respectively.

Corporate/eliminations

Our corporate expenses have increased primarily due to higher acquired intangible asset amortization and higher transaction-related expenditures.

Cash flow and liquidity

At September 30, 2018, our cash and cash equivalents were $98.6 million and comprised mainly ZAR-denominated balances of ZAR 732.5 million ($51.8 million), KRW-denominated balances of KRW 41.3 billion ($37.2 million), U.S. dollar-denominated balances of $4.1 million, and other currency deposits, primarily Botswana pula, of $5.5 million, all amounts translated at exchange rates applicable as of September 30, 2018. The increase in our cash balances from June 30, 2018, was primarily due the utilization of our debt facilities to fund our ATMs and to finance our lending to Cell C to fund the construction of mobile telephony network infrastructure, the contribution from the inclusion of DNI, and a marginal decrease in our South African lending book, which was partially offset by significantly weaker trading activities, scheduled debt repayments, dividend payments to non-controlling interests and capital expenditures.

Excluding the impact of interest received, interest paid under our South Africa debt and taxes, the decrease in cash flow relates primarily due to a decrease in our South African lending book, partially offset by an increase in lending to Cell to finance the acquisition and/ or requisition of telecommunication towers and significantly weaker trading activity during fiscal 2019 compared to 2018. Capital expenditures for Q1 2019 and 2018 were $3.1 million and $1.5 million, respectively, and have increased primarily due to the acquisition of ATMs in South Africa, computer equipment to maintain our processing activities and the expansion of our branch network. We made a scheduled South African debt facility payment of $10 million (ZAR 151 million) and paid dividends of $1.7 million to non-controlling interests.

Operating metrics and supplemental presentation for Q1 2019 Results

Our operating metrics will be updated and posted on our website (www.net1.com). A supplemental presentation for Q1 2019 will be posted to the Investor Relations page of our website – ir.net1.com one hour prior to our earnings call on Friday, November 9, 2018.

Conference Call

We will host a conference call to review these results on November 9, 2018, at 8:00 a.m. Eastern Time. To participate in the call, dial 1-508-924-4326 (US and Canada), 0333-300-1418 (U.K. only) or 010-201-6800 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through November 30, 2018.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using these non-GAAP measures and provide reconciliations to the directly comparable GAAP measures. The presentation of EBITDA, adjusted EBITDA, fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

EBITDA and Adjusted EBITDA

Earnings before interest, tax, depreciation and amortization (“EBITDA”) is GAAP operating income adjusted for depreciation and amortization and, if applicable, impairment losses. Adjusted EBITDA is EBITDA adjusted for costs related to acquisitions and transactions consummated or ultimately not pursued.

Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net (loss) income and (loss) earnings per share adjusted for the amortization of acquisition-related intangible assets (net of deferred taxes), the amortization of intangible assets (net of deferred taxes) related to equity-accounted investments, stock-based compensation charges and reversals, the amortization of South African and South Korean debt facility fees and unusual non-recurring items, including costs related to acquisitions and transactions consummated or ultimately not pursued.

Fundamental net income and earnings per share for fiscal 2019 also includes an adjustment for the non-controlling interest portion of the amortization of intangible assets (net of deferred taxes).

We provide earnings guidance only on a non-GAAP basis and do not provide a reconciliation of forward-looking fundamental earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, the amounts of which, based on past experience, could be material.

Management believes that the EBITDA, adjusted EBITDA, fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP operating income and EBITDA and adjusted EBITDA; and GAAP net (loss) income and (loss) earnings per share and fundamental net income and earnings per share.

Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net (loss) income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net (loss) income adjusted for the (profit) loss on sale of property, plant and equipment. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HE(L)PS basic and diluted and the calculation of the denominator for headline diluted earnings per share.

About Net1

Net1 is a leading provider of transaction processing services, financial inclusion products and services and secure payment technology. Net1 operates market-leading payment processors in South Africa and the Republic of Korea. Net1 offers debit, credit and prepaid processing and issuing services for all major payment networks. In South Africa, Net1 provides innovative low-cost financial inclusion products, including banking, lending and insurance, and is a leading distributor of mobile subscriber starter packs for Cell C, a South African mobile network operator. Net1 leverages its strategic equity investments in Finbond and Bank Frick (both regulated banks), and Cell C to introduce products to new customers and geographies. Net1 has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.net1.com for additional information about Net1.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1 917-767-6722
Email: dchopra@net1.com

Media Relations Contact:
Bridget von Holdt
Business Director – BCW
Phone: +27-82-610-0650
Email: bridget.vonholdt@bm-africa.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended
	September 30,
	2018	2017
	(In thousands, except per share data)

REVENUE	$125,884	$152,558

EXPENSE

Cost of goods sold, IT processing, servicing and support	72,316	74,652

Selling, general and administration	41,878	43,934

Depreciation and amortization	10,794	8,966

OPERATING INCOME	896	25,006

INTEREST INCOME	1,876	5,044

INTEREST EXPENSE	2,759	2,121

INCOME BEFORE INCOME TAX EXPENSE	13	27,929

INCOME TAX EXPENSE	6,490	10,277

NET (LOSS) INCOME BEFORE EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	(6,477)	17,652

EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	1,373	2,075

NET (LOSS) INCOME	(5,104)	19,727

LESS NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	95	244

NET (LOSS) INCOME ATTRIBUTABLE TO NET1	$(5,199)	$19,483

Net (loss) income per share, in U.S. dollars
Basic (loss) earnings attributable to Net1 shareholders	($0.09)	$0.34
Diluted (loss) earnings attributable to Net1 shareholders	($0.09)	$0.34

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Consolidated Balance Sheets

	Unaudited	(R)
	September 30,	June 30,
	2018	2018
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$98,555	$90,054
Restricted cash	84,778	-
Pre-funded social welfare grants receivable	-	2,965
Accounts receivable, net of allowances of – September: $1,260; June: $1,101	113,924	109,683
Finance loans receivable, net of allowances of – September: $18,721; June: $16,403	50,811	62,205
Inventory	10,369	12,887
Total current assets before settlement assets	358,437	277,794
Settlement assets	68,566	149,047
Total current assets	427,003	426,841
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of – September: $130,655; June: $129,185	25,222	27,054
EQUITY-ACCOUNTED INVESTMENTS	94,241	88,331
GOODWILL	279,158	283,240
INTANGIBLE ASSETS, net of accumulated amortization of – September: $126,694 ; June: $121,466	121,824	131,132
DEFERRED INCOME TAXES	8,007	6,312
OTHER LONG-TERM ASSETS, including reinsurance assets	245,150	256,380
TOTAL ASSETS	1,200,605	1,219,290
LIABILITIES
CURRENT LIABILITIES
Short-term credit facilities for ATM funding	84,778	-
Short-term credit facilities	3,313	-
Accounts payable	23,134	35,055
Other payables	82,292	47,994
Current portion of long-term borrowings	33,937	44,695
Income taxes payable	13,898	5,742
Total current liabilities before settlement obligations	241,352	133,486
Settlement obligations	68,566	149,047
Total current liabilities	309,918	282,533
DEFERRED INCOME TAXES	43,567	46,606
LONG-TERM BORROWINGS	11,660	5,469
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	3,419	38,580
TOTAL LIABILITIES	368,564	373,188
COMMITMENTS AND CONTINGENCIES
REDEEMABLE COMMON STOCK	107,672	107,672
EQUITY
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - September: 56,833,925; June: 56,685,925	80	80
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: September: -; June: -	-	-
ADDITIONAL PAID-IN-CAPITAL	276,865	276,201
TREASURY SHARES, AT COST: September: 24,891,292; June: 24,891,292	(286,951)	(286,951)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(189,528)	(184,436)
RETAINED EARNINGS	832,426	837,625
TOTAL NET1 EQUITY	632,892	642,519
NON-CONTROLLING INTEREST	91,477	95,911
TOTAL EQUITY	724,369	738,430

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,200,605	$1,219,290

(R) – Amounts have been restated as disclosed in the Form 8-K filed with the SEC on November 8, 2018. The restatement resulted in an increase in retained income of $25.2 million, and a decrease in other comprehensive income of $25.2 million.

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended
	September 30,
	2018	2017
	(In thousands)
Cash flows from operating activities
Net (loss) income	$(5,104)	$19,727
Depreciation and amortization	10,794	8,966
Earnings from equity-accounted investments	(1,373)	(2,075)
Interest on Cedar Cell note	(156)	-
Fair value adjustments and re-measurements	(82)	91
Interest payable	110	(88)
Facility fee amortized	87	133
(Profit) Loss on disposal of property, plant and equipment	(127)	105
Stock-based compensation charge, net	587	827
Dividends received from equity accounted investments	-	912
Decrease (Increase) in accounts receivable, pre-funded social welfare grants receivable and finance loans receivable	14,296	(39,141)
Decrease (Increase) in inventory	2,185	(1,526)
(Decrease) Increase in accounts payable and other payables	(9,480)	3,429
Increase in taxes payable	8,354	8,838
Decrease in deferred taxes	(3,634)	(991)
Net cash provided by (used in) operating activities	16,457	(793)
Cash flows from investing activities
Capital expenditures	(3,118)	(1,473)
Proceeds from disposal of property, plant and equipment	274	316
Return on investment	284	-
Investment in Cell C	-	(151,003)
Investment in equity of equity-accounted investments	-	(72,846)
Net change in settlement assets	75,931	212,649
Net cash provided by (used in) investing activities	73,371	(12,357)
Cash flows from financing activities
Proceeds from bank overdraft	84,655	31,880
Repayment of long-term borrowings	(10,260)	(14,260)
Long-term borrowings utilized	7,801	95,431
Dividends paid to non-controlling interest	(1,729)	-
Payment of guarantee fee	(136)	(552)
Repayment of bank overdraft	-	(2,952)
Net change in settlement obligations	(75,931)	(212,649)
Net cash provided by (used in) financing activities	4,400	(103,102)
Effect of exchange rate changes on cash	(949)	(3,846)
Net increase (decrease) in cash, cash equivalents and restricted cash	93,279	(120,098)
Cash, cash equivalents and restricted cash – beginning of period	90,054	258,457
Cash, cash equivalents and restricted cash – end of period (1)	$183,333	$138,359

(1) Cash, cash equivalents and restricted cash as of September 30, 2018, includes restricted cash of approximately $84.8 million related to cash withdrawn from our various debt facilities to fund ATMs. This cash may only be used to fund ATMs and is considered restricted as to use and therefore is classified as restricted cash.

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended September 30, 2018 and 2017 and June 30, 2018

								Change –
								constant
				Change - actual				exchange rate(1)
				Q1 ‘19		Q1 ‘19		Q1 ‘19		Q1 ‘19
				vs		vs		vs		vs
Key segmental data, in ’000, except margins	Q1 ‘19	Q1 ‘18	Q4 ‘18	Q1‘18		Q4 ‘18		Q1‘18		Q4 ‘18
Revenue:
South African transaction processing	$37,749	$66,437	$63,954	(43%	)	(41%	)	(36%	)	(23%	)
International transaction processing	39,387	46,022	43,580	(14%	)	(10%	)	(3%	)	17%
Financial inclusion and applied technologies	53,206	54,313	53,888	(2%	)	(1%	)	11%		28%
Subtotal: Operating segments	130,342	166,772	161,422	(22%	)	(19%	)	(12%	)	5%
Intersegment eliminations	(4,458)	(14,214)	(12,228)	(69%	)	(64%	)	(65%	)	(53%	)
Consolidated revenue	$125,884	$152,558	$149,194	(17%	)	(16%	)	(7%	)	10%
Operating income (loss):
South African transaction processing	($3,513)	$12,332	$4,275	(128%	)	(182%	)	(132%	)	(207%	)
International transaction processing	2,762	5,316	2,089	(48%	)	32%		(41%	)	72%
Financial inclusion and applied technologies	11,302	13,920	13,747	(19%	)	(18%	)	(8%	)	7%
Subtotal: Operating segments	10,551	31,568	20,111	(67%	)	(48%	)	(62%	)	(32%	)
Corporate/Eliminations	(9,655)	(6,562)	(10,039)	47%		(4%	)	66%		25%
Consolidated operating income	$896	$25,006	$10,072	(96%	)	(91%	)	(96%	)	(88%	)
Operating income margin (%)
South African transaction processing	(9.3% )	18.6%	6.7%
International transaction processing	7.0%	11.6%	4.8%
Financial inclusion and applied technologies	21.2%	25.6%	25.5%
Consolidated operating margin .	0.7%	16.4%	6.8%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the Q1 2019 also prevailed during Q1 2018 and Q4 2018.

Earnings from equity-accounted investments:

The table below presents the relative earnings (loss) from our equity-accounted investments:

			%
	Q1 2019	Q1 2018	change
Bank Frick	$(588)	$-	nm
Share of net income	162	-	nm
Amortization of intangible assets, net of deferred tax	(144)	-	nm
Other	(606)	-	nm
DNI(1)	-	865	nm
Share of net income	-	1,408	nm
Amortization of intangible assets, net of deferred tax	-	(543)	nm
Finbond	1,875	1,101	70%
Other	86	109	(21%	)
Earnings from equity-accounted investments	$1,373	$2,075	(34%	)

(1) DNI was accounted for using the equity method in fiscal 2018 and has been consolidated from June 30, 2018, following the acquisition of a controlling interest in the company. DNI is included in our Financial inclusion and applied technologies operating segment from the acquisition date.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP operating income to EBITDA and Adjusted EBITDA:

Three months and year ended September 30, 2018 and 2017

	Three months ended
	September 30, 2018
	2018	2017

Operating income - GAAP	896	25,006

Depreciation and amortization	10,794	8,966
EBITDA	11,690	33,972
Transaction costs	1,550	1,329
Adjusted EBITDA	13,240	35,301

Reconciliation of GAAP net (loss) income and (loss) earnings per share, basic, to fundamental net (loss) income and (loss) earnings per share, basic:

Three months ended September 30, 2018 and 2017

			E(L)PS,				E(L)PS,
	Net (loss) income		basic		Net (loss) income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2018	2017	2018	2017	2018	2017	2018	2017

GAAP	(5,199)	19,483	(0.09)	0.34	(77,251)	256,944	(1.36)	4.54

Intangible asset amortization, net .	4,481	2,131			66,578	28,107
Intangible asset amortization, net related to non-controlling interest	(876)	-			(13,016)	-
Stock-based compensation charge	587	827			8,722	10,891
Intangible asset amortization, net related to equity accounted investments	144	543			2,140	7,134
Facility fees for debt	87	133			1,293	1,751
Transaction costs	1,550	1,329			23,031	17,502
Fundamental	774	24,446	0.01	0.43	11,497	322,329	0.20	5.70

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net (loss) income used to calculate (loss) earnings per share basic and diluted and headline (loss) earnings per share basic and diluted:

Three months ended September 30, 2018 and 2017

	2018	2017

Net (loss) income (USD’000)	(5,199)	19,483
Adjustments:
Profit on sale of property, plant and equipment	(127)	105
Tax effects on above	36	(29)

Net (loss) income used to calculate headline earnings (USD’000)	(5,290)	19,559
Weighted average number of shares used to calculate net income per share basic (loss) earnings and headline (loss) earnings per share basic (loss) earnings (‘000)	56,723	57,196
Weighted average number of shares used to calculate net income per share diluted (loss) earnings and headline (loss) earnings per share diluted (loss) earnings (‘000)	56,773	57,243
Headline (loss) earnings per share:
Basic, in USD	(0.09)	0.34
Diluted, in USD	(0.09)	0.34

Calculation of the denominator for headline diluted (loss) earnings per share

	Q1 ‘19	Q1 ‘18

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	56,723	57,196
Effect of dilutive securities under GAAP	50	47
Denominator for headline diluted earnings per share	56,773	57,243

Weighted average number of shares used to calculate headline (loss) earnings per share diluted represent the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline (loss) earnings per share diluted because we do not use the two-class method to calculate headline earnings per share diluted.